Exhibit 10.1

PRICHARD AGREEMENT

This Agreement (“Agreement”) is between and among Kentucky Bancshares, Inc., a Kentucky corporation, Kentucky Bank (Kentucky Bancshares, Inc. and Kentucky Bank and their respective successors by merger are referred to herein collectively as “Employer” except where the context clearly refers to one or the other), and Louis Prichard (“Executive”).

RECITALS

A.	Employer and Executive are parties to an Employment Agreement dated as of March 28, 2008 (the “Employment Agreement”).

B.	Employer and Stock Yards Bancorp, Inc. have entered into an Agreement and Plan of Merger dated January 27 , 2021 (“Merger Agreement”), pursuant to which Kentucky Bancshares, Inc. will merge with and into Stock Yards Bancorp, Inc. and simultaneously or shortly thereafter Kentucky Bank shall merge with and into Stock Yards Bank & Trust Company (the “Merger”), which Mergers will constitute a Change in Control as defined in the Employment Agreement and pursuant to which the Stock Yards Bank & Trust Company shall be and become Executive’s Employer.

C.	The Employment Agreement provides for certain compensation to be paid if Executive’s employment is terminated by (i) Employer without good cause or (ii) by Executive for good reason within 12 months following a Change in Control.

D.	Stock Yards Bank & Trust Company desires that Executive remain employed on an “at will” basis following the Merger in a new role, as a Senior Vice President and Central Kentucky Market President, and Executive is willing to so serve and to cancel his Employment Agreement (which cancellation shall be a termination of and accelerate payment thereunder of certain amounts, as is permitted by Treas. Reg. Section 1.409A-3(j)(4)(ix) along with all other account-based such arrangements), and to agree to the restrictive covenants set forth in this Agreement, in exchange for certain promises set out herein regarding potential compensation if a second change in control were to occur after the Merger.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the adequacy of which is acknowledged, the parties agree as follows:

1.Cancellation of Employment Agreement; Effective Date. At the Effective Time (as defined in the Merger Agreement) the Employment Agreement shall be cancelled and no longer have any force and effect and Executive shall thereafter be an employee “at will.” For avoidance of doubt, if the Merger does not occur as provided in the Merger Agreement as such may be amended from time to time, this Agreement shall never become effective and the Employment Agreement will remain in full force and effect.

2.Cancellation Bonus. On the Merger Effective Time, provided that the Executive remains employed by the Employer on such date, Employer shall pay to Executive in a single lump sum, an amount equal to 2 times his annual base salary as then in effect.

3.Reduction in Cancellation Bonus under Certain Circumstances. Notwithstanding Section 2, if the payment pursuant to Section 2 hereof, either alone or together with other payments and benefits which Executive has the right to receive from Employer would constitute a “parachute payment” under Section 280G of the Internal Revenue Code (the “Code”), then the bonus payable pursuant to Section 2 hereof (but not the time and form of payment thereof) shall be reduced by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 2 being non-deductible to Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. Executive shall have a right to select an independent certified public accountant, benefits consultant or similar expert to audit the Employer’s calculation of the Section 280G deductible amount, and the bonus payable per Section 2, at the Employer’s expense.  If such audit reveals that the calculations performed by the Employer were in error or have resulted in the payment to Executive of an amount less than that to which he is entitled hereunder, the Employer shall immediately rectify such underpayment.

4.Severance in the Event Executive’s Employment terminates after a Subsequent Change in Control.

4.1If a Change in Control (other than the Merger) occurs within 3 years following the Merger Effective Time, and Executive incurs a Termination of Employment within 12 months thereafter (A) either (i) due to notice from the Employer other than for Cause, or (ii) by the Executive for Good Reason, and (B) if, and only if, Executive signs a written release of the Employer and all of its then-current and former directors, trustees, officers, employees, agents, members, and affiliated companies from any and all claims, in such form as is determined by Employer within 50 days thereafter, which release is not revoked if allowed by its terms, then, on the 60th day after such termination, Executive shall be paid severance in a single lump sum equal to 2 times Executive’s annual base salary as in effect on the date of the Change in Control (“Severance Pay”). Termination of Employment as a result of Executive’s death or Permanent Disability shall not be deemed triggered by the Employer other than for Cause, nor by Executive for Good Reason, and no Severance Pay will be due in such Termination events.

4.2Notwithstanding anything herein to the contrary, if the Executive is a “specified employee” at the time the Severance Pay is due hereunder, within the meaning of Treas. Reg. Section 1.409A-1(i) (or any successor thereto) using the prior calendar year as the determination period, which payment is not exempt from Section 409A of the Code, the portion of the payment that constitutes “deferred compensation” (within the meaning of Code Section 409A) shall be made at the later of the date provided in the Section 4.1 above or on the first day of the 7th month that begins after the Executive’s Termination of Employment. If the Employer concludes that some or all of the Severance Pay to Executive must be delayed pursuant to the preceding sentence, the Employer shall nonetheless certify to Executive in writing, within the 60 day period for payment described in Section 4.1, the amount (and calculations in support) of the Severance Pay so due and the date it will be paid hereunder.

4.3In no event shall the Severance Pay equal or exceed an amount which would cause Employer to forfeit, pursuant to Section 280G(a) of the Code, its deduction for any or all such amounts payable.  Pursuant to this Section 4.3, the Employer has the power to reduce Severance Pay payable under this Agreement, if such benefits alone or in conjunction with benefits provided under other Employer plans or agreements between Executive and Employer would cause Employer to forfeit otherwise deductible payments; provided, however that no Severance Pay under this Agreement shall be reduced pursuant to this Section 4.3 to less than $1.00 below the amount of benefits which the Employer can properly deduct under Section 280G(a) of the Code. Executive shall have a right to select an independent certified public accountant, benefits consultant or similar expert to audit the Employer’s calculation of the Section 280G deductible amount, and the Severance Pay hereunder, at the Employer’s expense.  If such audit reveals that the calculations performed by the Employer were in error or have resulted in the payment to Executive of an amount less than that to which he is entitled hereunder, the Employer shall immediately rectify such underpayment.

5.Tax Withholding. Notwithstanding any other provision of this Agreement that may be read to the contrary, Employer shall have the right (without notice to Executive) to withhold from any amounts otherwise payable to Executive under this Agreement, a sum which Employer determines is sufficient to satisfy all federal, state, and local withholding tax requirements that may apply with respect to such amounts.

6.Bank Regulatory Provision. Notwithstanding any other provision of this Agreement, the parties agree this Agreement shall be terminated or not observed, if and to the extent it violates bank regulatory rules involving the subject matter hereof, including but not limited to the following:

(a)	If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)) of similar succeeding law or authority, the Employer’s obligations under the Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may, in its discretion, (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended or (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)	If Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) and (g)(1)) or similar succeeding law or authority, all obligations of the Employer under the Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c)	If the Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act or succeeding law or authority), all obligations under the Agreement shall terminate as of the date of default, but this Section 3(c) shall not affect any vested rights of the contracting parties.

(d)	All obligations under the Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Employer, by the Chairman of the Federal Deposit Insurance Corporation, or his or her designee, or by the action or direction of the Board of Directors of the Federal Deposit Insurance Corporation (the “FDIC”):

i.	at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in section 13(c) of the Federal Deposit Insurance Act; or

ii.	at the time the FDIC approves a supervisory merger to resolve problems related to operation of the Employer or when the Employer is determined by the FDIC to be in an unsafe or unsound condition.

7.Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in its Agreement, whether by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned or received by Executive as a result of his employment by another employer following his termination hereunder.

8.Restrictive Covenants. Notwithstanding the terms and provisions of any other agreement by and between the Employer and Executive, even if it provides for negation of covenants from Executive to the Employer in the event of a Change in Control, in exchange for this Agreement, the Executive agrees to adhere to the following covenants during his employment and after its Termination for any reason, whether or not a Change in Control ever occurs. This Section 8 shall survive any other provision of this Agreement and continue throughout Executive’s employment by Employer.

8.1Not To Compete. For a period of 24 months following any Termination of Executive’s employment (whether such termination is covered by this Agreement or otherwise), Executive will not, directly or indirectly, either for Executive or for any other person, entity or company, engage in a Competitive Business as an employee, officer, director, consultant or shareholder (other than holding up to two (2%) of the outstanding securities of any class of any publicly held company which is a Competitive Business) within a radius of 50 miles from any of the Employer’s offices. For purposes of this Agreement, the term “Competitive Business” shall mean the business or operations of a bank, thrift, credit union, investment, mortgage banking, financial planning or wealth management advisor, trust company, industrial bank, or any other financial institution or bank holding company.

8.2Non-Solicitation of Customers or Employees.  Executive agrees that, during the 24-month period following any Termination of Executive’s employment (whether such termination is covered by this Agreement or otherwise), Executive shall not, without the express written consent of Employer, directly or indirectly, either for Executive or for any other person, entity or company, (i) solicit the business enjoyed by the Employer with any person or business that was a Customer; or  (ii) approach or solicit any person who was employed at the Employer as of the date of Executive’s termination and with whom the Executive had material contact during the Executive’s employment with the Employer, with a view to hiring such employee, persuading such employee to leave the employment of Employer, or actually hire an employee of the Employer for any other entity.

8.3Cooperation With Litigation.  Executive agrees to cooperate with Employer, during the term of this Agreement and thereafter (including after Executive’s Termination of Employment hereunder for any reason), by making Executive reasonably available to testify on behalf of Employer or any affiliated company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist Employer or any affiliated company in any such action, suit, or proceeding by providing information to and meeting and consulting with Employer, any affiliated company, or any of their counsel or representatives upon reasonable request, provided that such cooperation and assistance shall not materially interfere with Executive’s then current professional activities and that Employer shall agree to reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in connection with providing such cooperation and assistance.

8.4Employer’s Confidential Information.  Executive agrees that, during the term of this Agreement and at any time thereafter, he shall not directly or indirectly, without the express written consent of Employer, disclose, divulge, discuss, copy, or otherwise use or suffer to be used in any manner, in competition with or contrary to the interests of Employer or any affiliated companies, the customer lists, proprietary organizational methods, products, business plans or strategies, or other trade secrets of Employer or any affiliated companies, it being acknowledged by Executive that all such information regarding the business of Employer and affiliated companies compiled or obtained by, or furnished to, Executive while Executive shall have been employed by or associated with Employer is confidential information and Employer’s exclusive property. Confidential information shall not include any information (A) which becomes publicly known through no fault or act of the Executive; (B) is lawfully received by the Executive from a third party after a Termination of Employment without a similar restriction regarding confidentiality and use and without a breach of this Agreement or (C) which is independently developed by the Executive and entirely unrelated to the business of providing banking or banking-related services.

8.5Advice to Future Employers. If Executive, in the future, seeks or is offered employment by any other company, firm, or person, he shall provide a copy of this Section 8 to the prospective employer prior to accepting employment with that prospective employer.

8.6Remedies. In the event of a breach or a threatened breach by Executive of any provision of Section 8 of this Agreement, the Employer shall be entitled to an injunction restraining Executive from the commission of such breach, and to recover its attorneys’ fees, costs and expenses related to the breach or threatened breach.  Nothing herein contained shall be construed as prohibiting the Employer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages.  These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of such covenants and agreements.

8.7Reasonableness of Restrictions. Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Employer under the provisions of this Section 8, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to prevent disruption of relationships which are valuable to Employer, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of Employer, and do not confer a benefit upon Employer disproportionate to the detriment to Executive which is caused by the provisions of this Section 8.

8.8Standard Employment-Based Covenants and Agreements. At the Merger Effective Time, Executive agrees to sign the Stock Yards Bank & Trust Company’s current Arbitration Agreement, Non-Solicitation and Confidentiality Agreement, and Code of Business Conduct and Ethics Acknowledgement, in the forms then being requested of all new hires as a condition to employment (and attached to this Agreement as Annex A) (the “New-Hire Agreements”), to be effective for all periods set out therein, but only if and to the extent the restrictive terms of the New-Hire Agreements extend longer or provide for restrictions that are broader than the restrictions included in this Section 8. If there is a direct conflict between this Agreement and the New-Hire Agreements, the terms of this Agreement shall control.

8.9Severable Provisions. The provisions of this Agreement are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement and any partially unenforceable provision of this Agreement, to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable hereunder.  If any provision of this Agreement, including any provision of Section 8, is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable.

9.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive at the last address he has filed in writing with the Employer or, in the case of the Employer, at its principal executive offices.

10.Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the Commonwealth of Kentucky.

11.Amendment. This Agreement may be amended only by mutual agreement of the parties in writing without the consent of any other person.

12.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Employer and its successors and assigns; including but not limited to any successor to the Employer, direct or indirect, resulting from purchase, merger, consolidation or otherwise.  This Agreement shall also be binding upon Executive and shall inure to the benefit of Executive, his personal or legal representatives, successors, heirs and assigns. No interest of the Executive, or any right to receive any payment or distribution hereunder, will be subject in an manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligation or debts of, or other claims against, the Executive, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.  All rights under this Agreement of the Executive will at all times be entirely unfunded, and no provision will at any time be made with respect to segregating any assets of the Employer or any affiliate for payment of any amounts due hereunder. The Executive will have only the rights of general unsecured creditor of the Employer.

13Definitions. As used in this Agreement, in addition to phrases or words defined in the text of this Agreement where first used, the following terms shall have the following meanings:

13.1A “Change in Control” of Employer shall be deemed to have occurred if:

(i)any Person (as defined below) is or becomes the Beneficial Owner (as defined in this definition) of securities of Stock Yards Bancorp, Inc. representing 20% or more of the combined voting power of Stock Yards Bancorp, Inc.’s then outstanding securities (unless (A) such Person is the Beneficial Owner of 20% or more of such securities as of the date of this Agreement or (B) the event causing the 20% threshold to be crossed is an acquisition of securities directly from Stock Yards Bancorp, Inc.);

(ii)during any period of two consecutive years beginning after April 26, 1995, individuals who at the beginning of such period constitute the Board of Stock Yards Bancorp, Inc. and any new director (other than a director designated by a person who has entered into an agreement with Stock Yards Bancorp, Inc. to effect a transaction described in clause (i), (iii) or (iv) of this Change in Control definition) whose election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for  election was previously so approved cease for any reason to constitute a majority of the Board of Stock Yards Bancorp, Inc.;

(iii)the shareholders of Stock Yards Bancorp, Inc. (or Stock Yards Bancorp, Inc. as the sole shareholder of Stock Yards Bank & Trust Company) approve a merger or consolidation of Stock Yards Bancorp, Inc. or Stock Yards Bank & Trust Company with any other corporation (other than a merger or consolidation which would result in the voting securities of Stock Yards Bancorp, Inc. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity surviving such merger or consolidation), in combination with voting securities of Stock Yards Bancorp, Inc. or such surviving entity held by a trustee or other fiduciary pursuant to any employee benefit plan of Stock Yards Bancorp, Inc. or such surviving entity or of any subsidiary of Stock Yards Bancorp, Inc. or such surviving entity, at least 80% of the combined voting power of the securities of Stock Yards Bancorp, Inc. or such surviving entity outstanding immediately after such merger or consolidation); or

(iv)the shareholders of Stock Yards Bancorp, Inc. approve a plan of complete liquidation or dissolution of Stock Yards Bancorp, Inc. or an agreement for the sale or disposition by Stock Yards Bancorp, Inc. of all or substantially all of Stock Yards Bancorp, Inc.’s assets.

For purposes of the definition of Change in Control, “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as supplemented by Section 13(d)(3) of such Act; provided, however, that Person shall not include (i) Stock Yards Bancorp, Inc., any subsidiary or any other Person controlled by Stock Yards Bancorp, Inc., (ii) any trustee or other fiduciary holding securities under any employee benefit plan of Stock Yards Bancorp, Inc. or of any subsidiary, or (iii) a corporation owned, directly or indirectly, by the shareholders of Stock Yards Bancorp, Inc. in substantially the same proportions as their ownership of securities of Stock Yards Bancorp, Inc..

For purposes of the definition of Change in Control, a Person shall be deemed the “Beneficial Owner” of any securities which such Person, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that: (i) a Person shall not be deemed the Beneficial Owner of any security as a result of an agreement, arrangement or understanding to vote such security (x) arising solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder or (y) made in connection with, or to otherwise participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder; in either case described in clause (x) or clause (y) above, whether or not such agreement, arrangement or understanding is also then reportable by such Person on Schedule 13D under the Securities Exchange Act of 1934, as amended (or any comparable or successor report); and (ii) a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

13.2“Cause” shall mean termination because of dishonesty, willful misconduct, breach of fiduciary duty, intentional failure to perform duties, willful violation of any law or regulation (other than traffic or similar offenses) or a material breach of any provision of this Agreement by Executive; provided, however, that with respect to a material breach of any provision of this Agreement by Executive, Executive shall be given notice of such breach and his employment shall not be terminated if he cures such breach within 15 days of receiving notice thereof.

13.3“Code” means Internal Revenue Code of 1986, as amended.

13.4“Customer” shall mean any firm, individual, corporation or entity which used the facilities, products or services of the Employer during the 12 month period immediately preceding the voluntary or involuntary termination of Executive’s employment with the Employer.

13.5“Good Reason” means a resignation at Executive’s initiative following a Change in Control and the occurrence of any of the following triggering events, provided such resignation occurs within 90 days after a triggering event or, if earlier, prior to 3 years following the effective date of this Agreement.

(i)except in connection with the Termination of Executive’s Employment for Cause or as a result of his death or Permanent Disability, without his express written consent, Executive is assigned any duties materially inconsistent with and a material diminution in responsibility from the positions, duties, responsibilities and status Executive held with the Employer immediately prior to the Change in Control provided that Executive first notifies the Chief Executive Officer in writing that he considers the change material and gives the Employer at least 30 days to reverse or rectify the change;

(ii)a reduction by the Employer in Executive’s base salary as in effect prior to the Change in Control, other than via a salary reduction for Employer personnel generally of not more than 10%;

(iii)the Employer’s requiring Executive to work from an office anywhere other than within 25 miles of the Employer’s office from which Executive works as of the Change in Control, except for required travel on the Employer’s business to an extent substantially consistent with prior business travel obligations or such obligations as are incident to a promotion; or

(iv)the failure by the Employer to continue in effect (or ceasing Executive’s participation in or reducing Executive’s benefits from) any material fringe benefit, deferred benefit or compensation plan, pension plan, profit sharing plan, life insurance plan, major medical or hospitalization plan or disability plan or paid time off or vacation program in which Executive is participating when the Change in Control occurs, without substituting plans providing the Executive with substantially similar or greater benefits in the aggregate.

13.6“Permanent Disability” means any mental or physical condition or impairment which prevents Executive from substantially performing his duties for a period of more than 90 consecutive days.

13.7“Termination of Employment” or “Termination” means the date the Employer reasonably anticipates that (i) Executive will not perform any further services for the Employer, Stock Yards Bancorp, Inc., or any other entity considered a single employer with the Employer under Section 414(b) or (c) of the Code (inserting 50% threshold for ownership in each place where 80% now appears therein) (the “Employer Group”), or (ii) the level of bona fide services Executive will perform for the Employer Group after that date will permanently decrease to less than 20% of the average level of bona fide services performed over the previous 36 months (or if shorter, over the duration of service).   For this purpose, service performed as an employee or as an independent contractor is counted, except that service as a member of the Board of an Employer Group entity is not counted unless benefits under this Agreement are aggregated with benefits under any other Employer Group plan or agreement in which Executive also participates as a director.  An Executive will not be treated as having a Termination of Employment while on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which Executive has a reemployment right under statute or contract.  If a bona fide leave of absence extends beyond six months, Executive will be considered to have a Termination of Employment on the first day after the end of such six month period, or on the day after Executive’s statutory or contractual reemployment right lapses, if later.  The Company will determine when Executive’s Termination of Employment occurs based on all relevant facts and circumstances, in accordance with the definition of separation from service in Treasury Regulation Section 1.409A-1(h).

14.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed on the date(s) set forth below, to be effective as set forth above.

Executive:Kentucky Bancshares, Inc.

/s/ Louis Prichard By   /s/  B. P. Caudill, Jr.

Louis Prichard

Title:  Chairman

Date: February 22, 2021Date:  February 20, 2021

Kentucky Bank

By  /s/ B. P. Caudill, Jr.

Title:  Chairman

Date:  February 20, 2021

ANNEX A

NEW-HIRE AGREEMENTS TO BE SIGNED AT CLOSING

Intentionally omitted.